EXHIBIT 99.1
February 10, 2021

First Guaranty Bancshares, Inc. Letter to Shareholders
Dear Shareholders,

The year 2020 was a great success for First Guaranty Bancshares, Inc. in several areas. We reached new levels.

Let’s start with financial performance. For the year ending December 31, 2020, First Guaranty Bancshares, Inc. recorded earnings of $20,318,000, an increase of 43% over 2019s $14,241,000. 2020 is our first year to attain $20 million in earnings, and, in fact, our first year to exceed $15,000,000 in earnings. Earnings performance was a great success.

Earnings performance is even more impressive when you consider that loan loss provisions were made in the amount of $14,877,000, $10,017,000 higher than 2019. When, at the beginning of 2020, we reviewed the Bank’s performance and condition, we identified loan loss provision as an area that needed attention. The loan loss allowance at the end of 2019 totaled $10,929,000. This number was, as a matter of calculation, adequate. Although it met regulatory requirements, it was on the low end of the range and was below our comfort level. At the end of 2019, we budgeted for 2020 to add $5,000,000 to the loan loss provision, $417,000 a month. We made those budgeted provisions during the course of the year. In March 2020, Covid struck. We immediately acted to provide relief loan funding for our employees and customers and to whole heartily participate in the PPP loan program which was designed to help businesses survive. In March of 2020, we also borrowed $100,000,000 at very favorable rates. In March 2020, it was widely assumed and feared that there would be a run on banks due to the effects of quarantine and business failures. Under the strategy developed, the $100,000,000 would immediately supply liquidity if such a run did occur. Step two of the strategy was the investment of the borrowed funds in corporate bonds which would yield monthly income to help carry First Guaranty through the crisis. The third part of the strategy was the anticipation that those same corporate bonds would appreciate in value and, when sold, yield gains.

The strategy was successfully implemented. The $100,000,000 was borrowed and immediately invested. The run on the banks did not occur; therefore, the corporate bonds earned income to help First Guaranty. Each month the market was evaluated and the bonds evaluated to determine it was the appropriate time to sell them and take the gains. As it turned out, we were able to hold the bonds until just before the Presidential elections. The bond portfolio was sold in the second half of October and yielded gains of approximately $12,000,000 at that time.
Considering the lingering effects on the economy of Covid and the outlook that those negative effects on the economy would last through the rest of 2020 and well into 2021, it was decided to use $9,000,000 of the gains to strengthen the loan loss provision. This was not based on any particular loan or loans. It was simply a protective measure since we had the funds/gains available. Combined with $5,877,000 that had been put in the provision during the course of the year, this total provision placed First Guaranty’s loan loss provision into a much safer range.

So not only did we post earnings of $20,318,000, but, we increased our allowance for loan loss by $13,589,000 to a total of $24,518,000 making First Guaranty, not only more profitable, but also safer as an investment.

The increase in income was driven by an increase in loan interest income with fees to $90,808,000 for the year compared to $78,886,000 for the year ending December 31, 2019. This was an increase of 15%. This increase in interest income was in spite of a fall in the rates of interest we are receiving on our loans. At the same time, our interest income was increasing, our interest expense fell by 13% from $29,966,000 in 2019 to $26,017,000 for 2020.

Earnings per share of First Guaranty Bancshares, Inc. stock increased to $2.09 per share compared to $1.47 for the year 2019, an increase of 42%.

As of December 31, 2020, you received your 110th consecutively quarterly dividend.

On the Operational side, First Guaranty Bank, the wholly owned subsidiary of First Guaranty Bancshares. Inc. was named by Newsweek magazine and Lending Tree as the Best Small Bank in the United States. This was based on an extensive analysis of banks by Newsweek and Lending Tree involving 56 different categories of data. This is quite a great tribute to First Guaranty Bank.

Our new building was completed and successfully put into operation housing Learning and Development, IT, Information Security, our Customer Support Center and our Interactive Bankers.

As we progress through 2021, it is our goal to continue and increase the success we have had to date and to continue to enhance the value of First Guaranty Bancshares, Inc. to you as shareholders.

Thank you for your attention.

Sincerely,
Alton B. Lewis
President and CEO
First Guaranty, Bancshares, Inc.